Exhibit 3.115(a)

1972136

FILED the office of the Secretary of State of the State of California JUN 21 1996
/s/ Bill James
Bill James, Secretary of State

ARTICLES OF INCORPORATION

OF

MH VILLAS, INC.

FIRST: The name of the corporation is MH Villas, Inc.

SECOND: The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

THIRD: The name of this corporation’s initial agent for service of process in the State of California is C T Corporation System.

FOURTH: The total number of shares which the corporation is authorized to issue is one thousand (1,000) common shares of the par value of One Dollar ($1.00) each.

FIFTH: This corporation is a close corporation. All of the corporation’s issued shares shall be held of record by not more than thirty-five (35) persons.

IN WITNESS WHEREOF, the undersigned have executed these articles this 19th day of June, 1996.

INCORPORATORS:

/s/ Linda Blanton-Myers
Linda Blanton-Myers

/s/ Murry E. Page
Murry E. Page

Articles of Incorporation - California A4936.1.29.5A	solo page